Filed Pursuant to Rule 424(b)(3)
Registration No. 333-211513

NORTONLIFELOCK INC.
60 E Rio Salado Parkway, Suite 1000
Tempe, Arizona 85281
(650) 527-8000
Prospectus Supplement No. 7
(to Prospectus dated July 26, 2019)
_________________________________________________

This Prospectus Supplement No. 7 supplements the prospectus, dated July 26, 2019 (the “Prospectus”), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on August 6, 2019, and which forms a part of our Post-Effective Amendment No. 3 to our Registration Statement on Form S-3 on Form S-1 (Registration No. 333-211513). This Prospectus Supplement No. 7 is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our current report on Form 8-K, filed with the Commission on November 7, 2019 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement No. 7.

The Prospectus and this Prospectus Supplement No. 7 relate to the registration of $500,000,000 in aggregate principal amount of our 2.500% Convertible Senior Notes due 2021 (the “notes”) and the shares of our common stock, par value $0.01, issuable upon conversion of the notes for resale by the selling securityholders identified in the Prospectus.

This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 7 supersedes the information contained in the Prospectus.

The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “NLOK.” On November 7, 2019, the closing sale price of our common stock was $24.34 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the Prospectus, as well as those risk factors contained in the accompanying prospectus supplements and the documents included or incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is November 7, 2019.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 7, 2019

NortonLifeLock Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 E. Rio Salado Parkway, Suite 1000, Tempe, AZ	85281
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(650) 527-8000

Symantec Corporation
350 Ellis Street, Mountain View, CA 94043
(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NLOK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02. Results of Operations and Financial Condition

On November 7, 2019, NortonLifeLock Inc. (the “Company”) issued a press release announcing financial results for the second quarter ended October 4, 2019. The Company also posted supplemental financial information to its website. A copy of the press release is furnished as Exhibit 99.01 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 2.02, including Exhibit 99.01 hereto, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02, including Exhibit 99.01 hereto, shall not be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2019, the Company announced that Richard S. “Rick” Hill, the Company’s interim President and Chief Executive Officer is stepping down, effective November 8, 2019, and will be concurrently succeeded by the Company’s current Chief Financial Officer, Vincent Pilette, who will become the Company’s Chief Executive Officer, and that at the same time, the Company’s current Executive Vice President, Cyber Security Services, Samir Kapuria, will become the Company’s President and the Company’s current Chief Accounting Officer, Matt Brown, will become the Company’s interim Chief Financial Officer.

Mr. Pilette, age 47, has been appointed to serve as the Company’s Chief Executive Officer, effective November 8, 2019. From May 2019 to November 2019, he served as the Company’s Chief Financial Officer. Prior to joining the Company, he served as Chief Financial Officer of Logitech International S.A. from September 2013 to May 2019 and from January 2011 through August 2013, he was Chief Financial Officer of Electronics for Imaging, Inc. Prior to that, he served in a variety of capacities at Hewlett-Packard Company from 1997 to December 2010, including Vice President of Finance for the Enterprise Server, Storage and Networking and vice president of finance for the HP Software Group. Mr. Pilette received a Master of Business Administration degree from Kellogg School of Management at Northwestern University and Master's degree in engineering and business from Université Catholique de Louvain.

Mr. Kapuria, age 46, has been appointed to serve as the Company’s President, effective November 8, 2019. From May 2018 to November 2019, he served as the Company’s Executive Vice President, Consumer Business Unit and Cyber Security Services. Prior to that, he served as the Company’s Senior Vice President and General Manager, Cyber Security Services from November 2014 to May 2018, as the Company’s Vice President, Products and Services from July 2012 to November 2014, and as the Company’s Vice President, Business Strategy and Security Intelligence from April 2011 to July 2012. From October 2004 to April 2011, Mr. Kapuria held numerous other director-level management positions with the Company. Mr. Kapuria holds a Bachelor's degree in finance from the University of Massachusetts.

Mr. Brown, age 39, has been appointed to serve as the Company’s Interim Chief Financial Officer, effective November 8, 2019. From January 2019 to November 2019, he served as the Company’s Vice President of Finance and Chief Accounting Officer. Prior to that, he served as the Company’s Vice President, Finance from August 2016 to January 2019 and as Vice President, Corporate Controller of Blue Coat, Inc. from October 2015 until the Company acquired that company in August 2016. Previously, he served in various positions at NETGEAR, Inc., a computer networking hardware company, from 2010 to October 2015, most recently as Senior Director, Assistant Controller. Mr. Brown holds a Bachelor of Science degree in business administration from the Walter A. Haas School of Business at U.C. Berkeley.

There are no family relationships between each executive officer named above and any director or executive officer of the Company, and none of the executive officers named above has a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The press release announcing the foregoing leadership changes is filed as Exhibit 99.02 to this report.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.01	Press release issued by NortonLifeLock Inc. entitled “NortonLifeLock Delivers Solid Execution for Fiscal Second Quarter 2020,” November 7, 2019.
99.02	Press release issued by NortonLifeLock Inc. entitled “NortonLifeLock Announces Leadership and Governance Appointments,” November 7, 2019.
104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NortonLifeLock Inc.

	By:	/s/ Vincent Pilette
Date: November 7, 2019		Vincent Pilette Executive Vice President and Chief Financial Officer